Exhibit 99.1

Company Contact: Charlie Webster Chief Financial Officer (408) 952-4360	Investor Relations Contact: Lippert/Heilshom & Associates Kirsten Chapman/Moriah Shilton (415) 433-3777 Mshilton@lhai.com

TESSERA PROVIDES UPDATE ON ACTIONS TO PROTECT AGAINST

UNLAWFUL USE OF TESSERA PRODUCTS AND TECHNOLOGY

SAN JOSE, Calif. – June 21, 2007—Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today provided an update on the company’s continuing efforts to prevent the unlawful use of its patented technology.

“Our patents have been upheld in legal actions spanning seven years and are widely licensed,” said Scot Griffin, Tessera’s senior vice president and general counsel. “We continue to make progress and remain confident our efforts to resolve these matters will be successful.”

Tessera’s Arbitration with Amkor

Tessera’s ongoing arbitration with Amkor Technology, Inc. regarding Amkor’s failure to pay royalties due under its license agreement is proceeding toward a currently scheduled March 31, 2008 hearing date. Fact discovery in the action presently is scheduled to be completed on July 27, 2007, with expert discovery to follow thereafter.

On April 17, 2007, Tessera terminated the Amkor license, allowing Tessera to seek remedies for patent infringement outside of arbitration.

Tessera’s District Court Litigation

There are two pending patent infringement actions, one in the Northern District of California and one in the Eastern District of Texas. The defendants in the California action include STATS, Inc., ASE, Inc., ChipMOS Technologies, Inc., Siliconware Precision Industries, Ltd. (“SPIL”), Advanced Micro Devices, Inc., Spansion, Inc., and ST Microelectronics, Inc., as well as various of their affiliates. On May 24, 2007, Tessera agreed to the defendants’ request to temporarily stay the California action until the conclusion of a concurrent International Trade Commission (ITC) action, which was initiated by Tessera on April 17, 2007. Tessera’s right to recover damages against the California action defendants will continue during the pendancy of the ITC action, and upon completion of the ITC action, Tessera can pursue its claims for damages against the California action defendants.

Tessera also has filed litigation in the Eastern District of Texas against Motorola, Inc., Qualcomm, Inc., Freescale, Inc., and ATI Technologies, ULC. The litigation is in its beginning stages, and the defendants have not yet responded to Tessera’s complaint.

U.S. Patent & Trademark Office Proceedings

In February of 2007, SPIL filed various requests for ex parte and inter partes reexamination in the U.S. Patent & Trademark Office (PTO) regarding all of the patents asserted by Tessera in that action. On May 21, 2007, Amkor filed a request for reexamination with the PTO relating to an additional patent that is at issue in the Tessera-Amkor arbitration. In May and June, the assigned PTO examiners granted the reexamination requests that were filed by SPIL, and issued non-final official actions in the inter partes reexamination proceedings initially rejecting a number of the patent claims. As per standard PTO process, Tessera has not yet had the opportunity to respond but expects to shortly.

On June 11, 2007, Amkor filed additional requests for reexamination regarding two of the patents at issue in both the Amkor arbitration and California litigation. The PTO has not issued a determination regarding Amkor’s reexamination requests. However, according to statistics from the PTO, since 2001, the PTO has granted over 90 percent of all reexam requests.

Tessera’s International Trade Commission Proceeding

At Tessera’s request, in May of 2007, the ITC instituted an investigation regarding infringement of Tessera’s patents by Qualcomm, Inc, Freescale, Inc., Motorola, Inc, ATI Technologies, ULC, Spansion, Inc., Spansion LLC, and ST Microelectronics, N.V. That action is proceeding.

Griffin commented, “We believe the ITC is an appropriate forum for litigation regarding our technology. The commission has reviewed our patents before and held them to be a ‘paradigm shift’ in the industry.”

On June 11, 2007, the ITC action respondents filed a motion to stay the investigation pending the completion of the reexamination proceedings referenced above. Tessera will oppose the motion.

“The defendants in the Northern California action also requested a stay pending the outcome of the PTO reexamination, but that request was denied. We remain confident the ITC action will proceed, and note that the respondents or their customers can switch to licensed suppliers at any time,” Griffin concluded.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the NASDAQ Stock Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2007 include more information about factors that could affect the company’s financial results.

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Note: Tessera and the Tessera logo are trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.